Exhibit 10.10

September 28, 2026

Oliver Reeves

Re: Separation from Employment

Dear Oliver:

Reference is made to (i) that certain Employment Agreement dated as of December 21, 2023 and effective as of January 1, 2024, as amended by that certain Amendment to Employment Agreement dated as of May 20, 2024 and that certain Second Amendment to Employment Agreement dated as of February 4, 2025 and effective as of January 1, 2025 (as so amended, the “Employment Agreement”), by and between Surf Air Mobility Inc., a Delaware corporation (the “Company” or “we”), and Oliver Reeves (“you” or “Executive”); and (ii) the stock options and restricted stock units granted by the Company to you under the Company’s 2023 Equity Incentive Plan (collectively, the “Equity Awards”). Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Employment Agreement.

This letter agreement confirms our mutual agreement that your employment with the Company will end effective as of September 30, 2026 (the “Separation Date”). Effective as of the Separation Date, you hereby resign as Chief Financial Officer and from all other positions as an officer or director of the Company and each of its Affiliates and as a fiduciary of any benefit plan of the Company or any of its Affiliates, and you agree to promptly execute any further documents reasonably requested by the Company to confirm such resignations. From now until the Separation Date, you will continue to perform your duties and assist in the orderly transition of your responsibilities as reasonably requested by the Chief Executive Officer. Please be reminded of your obligations under U.S. securities laws not to offer to sell, buy or sell or otherwise enter into any trades or transactions in connection with equity securities of the Company (NYSE: SRFM) while you are in possession of material nonpublic information regarding the Company.

Effective as of the Separation Date, this letter agreement supersedes the Employment Agreement in its entirety, and the Employment Agreement shall terminate and be of no further force or effect; provided, however, that Sections 5.4(b), 5.5, 6, 7 through 12, and 14 through 22 of the Employment Agreement (the “Surviving Provisions”) shall survive and continue in full force and effect in accordance with their terms and are incorporated herein by reference, and references in the Surviving Provisions to “this Agreement” shall be deemed to include this letter agreement. In full satisfaction of all obligations of the Company and its Affiliates to you under the Employment Agreement or otherwise in connection with your employment and its termination, you shall be entitled only to the following:

(a) Accrued Amounts. On the Separation Date, the Company will pay you, less applicable withholding, (i) your earned but unpaid base salary through the Separation Date, and (ii) your pro-rated guaranteed bonus for the period from July 1, 2026 through the Separation Date, in the amount of $37,500. The Company will also reimburse your reasonable business expenses incurred through the Separation Date in accordance with Company policy, provided that you submit appropriate documentation within thirty (30) days after the Separation Date, and you will receive any vested benefits under the Company’s employee benefit plans in accordance with their terms. The amounts described in this paragraph (a) are payable whether or not you execute the Release.

(b) Release. The payments and benefits described in paragraphs (c) through (g) below are conditioned upon your execution and delivery to the Company of a mutual general release of claims in the form provided to you together with this letter agreement (the “Release”), and the Release becoming effective and irrevocable in accordance with its terms. You may not execute the Release before the

Surf Air Mobility Inc. • 5080 Spectrum Dr. Ste 250W • Addison, Texas 75001

Separation Date, and you must execute and return it within twenty-one (21) days after the date you received it and not revoke it within the seven (7) day revocation period provided therein.

(c) Severance Pay. The Company will pay you an aggregate amount of $650,000, less applicable withholding, in twenty-six (26) equal installments of $25,000 on the Company's regularly scheduled bi-weekly payroll dates. The first installment will be payable on the first regularly scheduled payroll date occurring after the sixtieth (60th) day following the Separation from Service and will include all installments that would otherwise have been paid prior to such date.

(d) COBRA. If you timely elect continued medical coverage under COBRA, the Company will pay or reimburse you for the premiums for such coverage for you and your eligible dependents, at the level in effect immediately prior to the Separation Date, commencing with coverage for the month following the month in which your Separation from Service occurs and ending upon the earliest of (i) the conclusion of the eighteenth (18th) such month, (ii) the date you become eligible for coverage under the health plan of a future employer, which you agree to promptly notify the Company of, and (iii) the date the Company ceases to offer group medical coverage to its active executive employees or is otherwise no longer obligated to offer COBRA continuation coverage to you. The Company’s obligations under this paragraph (d) are subject to its ability to provide such benefit in compliance with applicable law and without adverse tax consequences.

(e) One-Time Bonus. Subject to the Release becoming effective and irrevocable in accordance with its terms on or before the Grant Date (as defined below), the Company shall grant to you on the fourth (4th) trading day following the Company’s public release of its financial results for the quarter ended September 30, 2026 (the “Q3 Earnings Release” and such date, the “Grant Date”) a one-time, fully vested award of shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), under the Company’s 2023 Equity Incentive Plan (the “Plan”). The number of shares shall equal $732,329 divided by the closing price of the Common Stock on the New York Stock Exchange on the third (3rd) trading day following the Q3 Earnings Release, rounded down to the nearest whole share. No fractional shares shall be issued, and no cash shall be paid in lieu of any fractional share. For purposes of this paragraph (e), a “trading day” is a day on which the New York Stock Exchange is open for trading, and trading days shall be counted beginning with the first trading day that begins after the Q3 Earnings Release is made public. If the Release does not become effective and irrevocable on or before the Grant Date, you shall have no right to such award.

(f) Equity Awards. Each Equity Award that is outstanding and unvested as of the Separation Date shall vest in full as of the Separation Date; provided that any portion of an Equity Award that would otherwise be forfeited upon the termination of your employment shall remain outstanding (but may not be exercised or settled) until the Release becomes effective and irrevocable, and shall be forfeited without consideration if the Release does not become effective and irrevocable within the period described in paragraph (b). Vested stock options shall remain exercisable until the original expiration date of the option. Each award agreement governing the Equity Awards is hereby amended to the extent necessary to give effect to this paragraph (f), and the Equity Awards otherwise remain subject to their terms and the Company’s 2023 Equity Incentive Plan.

(g) Advisory Services Agreement. You agree to serve as an advisor to the Company pursuant to an Advisory Services Agreement to be entered into between you and the Company (the “Advisory Agreement”), which shall be effective as of the Separation Date. Pursuant to the terms of the Advisory Agreement, you shall serve as an advisor to the Company for a one (1) year period, and in exchange for provision of the advisory services, you will receive an annual fee of $240,000 payable in twelve (12) equal monthly installments. Your right to receive any fees under the Advisory Agreement is subject to the Release becoming effective and irrevocable in accordance with its terms, and no such fees shall be paid before that date; any installments that would otherwise have been paid before the Release becomes effective and irrevocable shall be paid in a lump sum on the first regular payment date under the

Advisory Agreement thereafter. If the Release does not become effective and irrevocable within the period described in paragraph (b), the Advisory Agreement shall terminate and you shall have no right to any fees thereunder.

You acknowledge that your incentive bonus for fiscal year 2025 has been paid in full and that, other than as set forth above, no other compensation, bonus, severance or benefits are owed to you. If you breach any of your obligations under Section 6 of the Employment Agreement, the Company will have no further obligation to pay or provide any unpaid portion of the payments and benefits described in paragraphs (c) through (e) and (g) above, without limiting any other remedy available to the Company. All payments hereunder are subject to Section 21 (Section 409A) of the Employment Agreement. You shall continue to be entitled to indemnification, advancement of expenses and coverage under the Company’s directors’ and officers’ liability insurance, with respect to your service as an officer, director, employee or fiduciary of the Company or any of its Affiliates, in accordance with the Company’s certificate of incorporation and bylaws and the indemnification agreement dated as of February 1, 2024, between you and the Company (the “Indemnification Agreement”). The Indemnification Agreement remains in full force and effect in accordance with its terms, including Sections 15(b) and 16 thereof, and nothing in this letter agreement or the Release limits your rights thereunder. For so long as the Indemnification Agreement remains in effect, the Company shall not maintain directors’ and officers’ liability insurance covering its then-serving directors and officers unless such insurance also covers you, as a former officer of the Company, with respect to your service to the Company, on terms no less favorable than those applicable to the Company’s other former officers.

This letter agreement, together with the Surviving Provisions, the Release, the Advisory Agreement, the Indemnification Agreement and the award agreements governing the Equity Awards (as modified hereby), constitutes the entire agreement between you and the Company regarding its subject matter and supersedes all prior agreements and understandings with respect thereto. For purposes of Section 18 of the Employment Agreement and Section 22 of the Indemnification Agreement, any notice to the Company shall be delivered to Surf Air Mobility Inc., 5080 Spectrum Dr. Ste 250W, Addison, Texas 75001, Attention: General Counsel, with a copy by email to legalnotices@surfair.com. For purposes of Section 22 of the Indemnification Agreement, any notice to you shall be delivered to you at the latest address provided by you to the Company in writing. This letter agreement may be executed in one or more counterparts, all of which together shall constitute a single agreement. Signatures of the parties transmitted electronically (including by DocuSign or transmission of .pdf files) will be valid and binding for all purposes.

Please indicate your approval of the terms of this letter agreement by executing it in the space provided below and returning an executed copy.

Sincerely,

SURF AIR MOBILITY INC.

By:/s/ Deanna White

Deanna White, CEO

Acknowledged and agreed as of

September 28, 2026

/s/ Oliver Reeves

Oliver Reeves

cc: legalnotices@surfair.com